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                                                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the ____ day of _____________, 1997, by and between Rymer Foods Inc., a Delaware corporation (the "Employer"), and P.E. SCHENK (the "Executive").

                                    RECITALS

        A. The Employer desires that the Executive continue to provide services for the benefit of the Employer and its affiliates and the Executive desires to so continue such employment with the Employer.

        B. The Employer and the Executive acknowledge that the Executive has and will continue to be the leader of the senior management team of the Employer.

        C. In the course of employment with the Employer, the Executive will have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates.

        D. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

        NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

        1. Employment: Director Matters. The Employer shall continue to employ the Executive as President and Chief Executive Officer of Rymer Foods Inc. and will cause its subsidiary, Rymer Meat Inc., to appoint Executive as President and Chief Executive Officer of such subsidiary, and the Executive hereby accepts such employment on the following terms and conditions. The Executive shall be appointed and serve as a member of the Board of Directors of the Employer. The Board of Directors will also nominate and elect a designee of the Executive to the Board of Directors during the term of this Agreement.

        2. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers and authority customarily associated with the positions identified in Paragraph 1. The Executive shall report to, and follow the direction of the Board of Directors. In addition to, or in lieu of, the foregoing, the Executive shall also perform such other and unrelated services and duties as may be assigned to him from time to time by the Board of Directors. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer and will use his best efforts to promote the interests of the Employer.
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     3. EXECUTIVE LOYALTY. The Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer or its affiliates. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent the Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing his money in real estate.

     4. TERM OF EMPLOYMENT.   This Agreement shall be entered into for a period
of three (3) years, commencing ___________, 1997 and continuing through ___________, 2000 (the "Initial Term"). Beginning in __ 1998, the term of employment shall be renewed daily for a period of two (2) years (a "Renewal Term") so that the renewal term will always be two years, unless the Executive provides the Board of Directors with written notice to the contrary at least ninety (90) days prior to the termination of this Agreement.

     5. COMPENSATION.

        A. SALARY. The Employer shall pay the Executive an annual salary of $250,000 (the "Initial Salary"), payable in substantially equal installments in accordance with the Employer's payroll policy from time to time in effect. The Executive's salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Increases to the Initial Salary, as adjusted, shall be made following an annual salary review, the first of which shall take place in or around ___________, 1998, and all subsequent reviews shall occur in or around ___________ of each year thereafter. The Initial Salary shall be increased, effective _____________, 1998, and the Initial Salary, as previously adjusted, shall be increased, effective on each anniversary of such date occurring during any Renewal Term, by a percentage equal to the percentage increase, if any, in the Consumer Price Index for all Urban Consumers - new Series (1982-1984 = 100) for the Chicago Metropolitan Area, as published by the U.S. Bureau of Labor Statistics, over the 12-month period ended on the immediately preceding December 31st. The Executive's annual salary may also be further increased, at the discretion of the Board of Directors, following annual salary reviews which shall occur on or about ___________, 1998 and each anniversary of such date occurring during any Renewal Term.


        B. BONUSES. The Employer shall pay the Executive a quarterly performance bonus equal to 5% of Employer's quarterly profit before taxes, payable ______ days after the end of each quarter. The Executive's bonus shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or
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by agreement with, or the consent of, the Executive. The Executive may receive additional bonuses as awarded in the discretion of the Board of Directors of the Employer.

            C. Right to Receive Equity. Upon the completion of the contemplated restructuring, the Employer shall grant 238,000 fully-vested shares of stock to the Executive. The Employer shall provide a loan as described in Paragraph 7 to the Executive to assist with the tax consequences of the grant of such stock. The Executive shall be eligible to receive stock option grants consistent with those grants made to other executives in 1998 and subsequent years. Any options granted will fully vest upon a change in control of the Employer.

            D. Other Benefits. During the term of this Agreement, the Employer shall provide the Executive with all perquisites and fringe benefits on terms no less favorable than those provided to the Executive prior to the date hereof. If the perquisites and fringe benefits are more favorable than those heretofore provided, then the perquisites and fringe benefits must be no less favorable than those provided to other employees of Employer. These perquisites and fringe benefits ("Benefits") include, but are not limited to:

                (1) any life insurance, disability insurance, medical, dental or health care insurance, pension and retirement plans and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executives;

                (2)  no less than four (4) weeks paid vacation per annum;

                (3) reimbursement for all reasonable and approved expenses related to relocation from Tampa, Florida to Chicago, Illinois, including but not limited to, continued reimbursement for rental costs associated with any interim residence in Chicago, Illinois;

                (4)  an automobile allowance of $550 per month.

        6. Expenses. The Employer shall reimburse the Executive for all reasonable and approved expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the "Code").

        7. Loans. At the time of the grant of 238,000 shares of stock described in Paragraph 5, the Employer shall loan to the Executive $__________ for three years with interest at the Applicable Federal Rate as provided by the Internal Revenue Service under Paragraph 1274(d) of the Code in the most recent announcement preceding such loan and the Executive shall deliver to the Employer a note for such loan in the form of Exhibit A. Fifty percent (50%) of the principal of and all accrued interest on such note shall be

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forgiven on the first anniversary of such loan and twenty-five percent (25%) of the principal of and all accrued interest on such note shall be forgiven on the second and third anniversaries of such loan, provided that the Executive shall not be entitled to loan forgiveness on any anniversary date if he has terminated his employment under Paragraph 8D on or prior to such anniversary date.

     8. Termination. The Executive's services shall terminate upon the first to occur of the following events:

         A. Upon the Executive's date of death or the date the Executive is given written notice that he has been determined to be "disabled" by the Employer. For purposes of this Agreement, the Executive shall be deemed to be "disabled" if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of six (6) consecutive months or for any aggregate period of six (6) months in any twelve
(12) month period.

         B. On the date the Employer provides the Executive with written notice that he is being terminated for "cause". For purposes of this Agreement, the Executive shall be deemed terminated for "cause" if the Employer terminates the Executive after the Executive:

            (1) shall be convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement of the Employer's property; or

            (2) shall have committed intentional acts that materially impair the goodwill or business of the Employer; or

            (3) shall have refused to, or willfully failed to, perform his material duties hereunder.

         C. On the date the Executive terminates his employment for "Good Reason". For purposes of this Agreement, the Executive shall be deemed to terminate his employment relationship for "Good Reason" if the Executive terminates his employment after the Employer:

            (1)  fails to pay or provide the Executive's required compensation;
      or

            (2) fails to maintain the Executive's title, positions and/or duties.

         D. On the date the Executive terminates his employment for any reason other than for "Good Reason", provided that the Executive shall give the Employer ninety (90) days written notice prior to such date of his intention to terminate this Agreement.


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     E.  On the date the Employer terminates the Executive's employment during the term hereof for any reason other than for "cause".

     9. Benefits Upon Termination. If the Executive's services are terminated pursuant to Paragraphs 8A, 8C or 8E or if the Executive resigns within the one-year period beginning upon a change of control of the Employer, the Executive shall be entitled to receive (a) a lump sum payment of two times the sum of the Executive's annual salary and most recent 12 months' bonus payments;
(b) all quarterly performance bonuses due through the end of the fiscal year of termination; (c) any Benefits accrued to the date of termination but previously unpaid; (d) the continuation of Benefits for the Executive and his dependents for two years after the date of termination, except that medical insurance coverage will be secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical insurance provided by a new employer or (ii) the earliest date on which the Executive becomes eligible for Medicare or a comparable governmental insurance program; (e) full vesting of options with all options remaining exercisable through the end of their original terms; and (f) forgiveness of any remaining balance on the loan described in Paragraph 7. In any event, the Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party, or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

     10. No Duty to Mitigate. After a termination of employment, the Executive will not be obligated to mitigate damages by seeking other comparable employment.

     11. Gross-Up Payment for Golden Parachute Taxes. If it is determined that any payment by the Employer to or for the benefit of Executive, under this Employment Agreement or otherwise, would be subject to the federal excise taxes imposed under Section 280G and 4999 of the Code (the "Initial Excise Tax"), the Employer will make an additional payment to the Executive (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes, including, without limitation, any income taxes and the excise tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Initial Excise Tax. For purposes of this Paragraph 12, all references to "taxes" shall include any interest or penalties imposed with respect to such taxes.

     12. Protective Covenants. The Executive acknowledges and agrees that the services to be rendered by him to the Employer are of extraordinary merit and constitute a necessary and valuable contribution to the general growth and development of the Employer that results from the Executive's unique personal talent and expertise. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:

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     A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the termination of his employment with the Employer;

     B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, acknowledges that any reference in this Paragraph 12 to the Employer applies also to any affiliates of the Employer, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

     C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound;

     D. The Executive agrees that, during the time of his employment and for a period of one (1) year after the termination of the Executive's employment hereunder for any reason whatsoever or for no reason, whether voluntary or involuntary, the Executive will not, except on behalf of Employer:

        (1) directly or indirectly contact, solicit or direct any person, firm, or corporation to contact or solicit any of the Employer's customers, prospective customers, or business brokers (as hereinafter defined) for the purpose of selling or attempting to sell any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof. In addition, the Executive will not disclose the identity of any such business brokers, customers, or prospective customers, or any part thereof, to any person, firm, corporation, association, or other entity, for any reason or purpose whatsoever; and

        (2) directly or indirectly, whether as an investor, lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, engage in any business involved in meat processing, or in the marketing or servicing of products thereof. The Executive agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business; and

        (3) solicit or accept if offered to him, with or without solicitation on his own behalf or on behalf of any other person, the services of any person who is an employee of the Employer, nor solicit any of the Employer's employees to terminate employment with the Employer.


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     E.  The Executive agrees that both during his employment and thereafter, the Executive will not, for any reason whatsoever, whether voluntary or involuntary, use for himself or disclose to any person not employed by the Employer any "Confidential Information" of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the term of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. "Confidential Information" includes but is not limited to: (a) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, broker, supplier, or other information of the Employer; (b) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer in confidence or subject to other use or disclosure restrictions or Limitations; and (c) any other information, written, oral, or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive's tenure with the Employer or to be accessed during this future employment with the Employer, which pertains to the Employer's affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include information properly in the public domain, or information in the Executive's possession prior to the date of his original employment with the Employer.

     F. During and after the term of employment hereunder, the Executive will not remove from the Employer's premises any documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, such items including summaries or copies thereof, then in the Executive's possession, shall be returned to the Employer immediately;

     G. For purposes of this Paragraph 12, "customer" shall be defined as any person, firm, or any entity that purchases any time of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the thirty-six (36) month period immediately preceding termination of the Executive's employment. For purposes of this Paragraph 12, "prospective customer" shall be defined as any person, firm, or entity contacted or solicited by the Employer or the Executive (whether directly or indirectly) or who contacted the Employer or the Executive (whether directly or indirectly) within the twelve (12) month period immediately preceding termination of the Executive's employment for the purpose of having such persons, firms, or entities become a customer of the Employer. For purposes of this Paragraph 12, "business broker" shall be defined as any person, firm or entity who is or was doing business with the Employer or the Executive or who was contacted or solicited by the Employer or the Executive (whether directly or

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indirectly) or who contacted or solicited the Employer or the Executive
(whether directly or indirectly) within the thirty-six (36) month period immediately preceding termination of the Executive's employment; and

              H. It is agreed that any breach or anticipated or threatened breach of any of the Executive's covenants contained in this Paragraph 12 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specified performance or issue a temporary and permanent injunction, without posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the breaching party from disclosing, in whole or part, any Confidential Information. The Executive will pay all of the Employer's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing such covenants.

        13. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered, or certified mail, postage prepaid, return receipt requested or by recognized overnight courier,
(b) send by telefacsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended; or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earliest of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the postal service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or
(d) with respect to a telefacsimile, the date on which the telefacsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

        14. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

        15. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement inure to the benefit of and shall be binding upon the successors and assigns of the Employer. Any successor to all or

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substantially all of the business and/or assets of the Employer must expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

        16. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful.

        17. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

        18. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

        19. Recitals. The recitals to this Agreement are an integral part hereof and shall be considered as substantive and not precatory language.

        20. Arbitration. Any controversy or claim arising out of or relating to this Agreement or breach thereof, other than any controversy or claim arising under Paragraph 9, shall be settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Illinois. In reaching his or her decision, the arbitrator shall have no authority (a) to interpret or enforce Paragraph 9 of the Agreement (for which Paragraph 18 shall provide the exclusive venue), (b) to change or modify any provision of this Agreement, or
(c) to base any part of his or her decision on the common law principle of constructive termination. The prevailing party shall be entitled to an award of reasonable attorneys' fees, and the parties may petition the arbitrator for pre- and post-judgement interest to be included in the award.

        21. Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without reference to its conflict of law provisions, and any court action commenced herein shall have as its venue the County of Cook, Illinois.


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        IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.


                                           RYMER FOODS INC.



By:______________________________          By:______________________________
          P. Edward Schenk                          Authorized Officer


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